Exhibit 99.1

LIXTE Biotechnology Acquires Liora Technologies’ Proprietary Proton Therapy Platform for Cancer Treatment

Located at the Daresbury site of the renowned UK-based Science and Technology Facilities Council (STFC), with $300+ million invested to date in developing the technology

BOCA RATON, Fla., November 25, 2025 — LIXTE Biotechnology Holdings, Inc. (“LIXTE” or the “Company”) (Nasdaq: LIXT) a biotech company focused on advancing cancer treatments, today announced it has completed the acquisition of Liora Technologies Europe Ltd., a UK-based company pioneering electronically controlled proton therapy systems for treating tumors in various types of cancers.

Liora will become a wholly owned subsidiary of LIXTE. The acquisition includes Liora’s proprietary flagship technology LiGHT System (Linac for Image Guided Hadron Therapy), which provides significant advantages over currently available technologies for treating tumors with proton therapy.

Liora’s LiGHT system is installed at STFC’s Daresbury Laboratory, which will be providing resources to develop a center of excellence for proton therapy treatment using the LiGHT system.

“The acquisition of Liora represents our entry in the radiotherapy segment of cancer care and marks a significant step in LIXTE’s corporate growth and development as we aim to fulfill our mission of treating cancer with cutting-edge technologies,” said Geordan Pursglove, CEO of LIXTE. “We believe that Liora’s flagship technology LiGHT System has significant global potential and could well set a new gold standard in cancer care, delivering high-precision proton therapy that is scalable and clinically versatile.”

Professor Steve Myers, former Director of Accelerators and Technology at CERN, the European Organization for Nuclear Research, said, “The highly adaptable LiGHT System provides a proton beam allowing the delivery of very high dose rates to deep-seated tumors. In addition to the unique biological effects, it will also greatly reduce the installation cost and the number of treatment sessions needed, compared to current technologies, and is expected to significantly increase the number of patients that a treatment center can serve. With LIXTE’s acquisition of Liora’s assets, I am excited to see how the Company advances and scales this technology. I believe there is tremendous potential to turn this into a transformative new standard in cancer treatment.”

“Our plan is to bring the LiGHT system to the forefront of modern cancer treatment and eventually enable LIXTE to pursue a recurring revenue model through jointly operated treatment centers. The addition of Liora also represents an excellent complement to the pharmaceutical side of our business and our ongoing clinical trials with LB-100 for Ovarian Clear Cell Carcinoma and Metastatic Colon Cancer,” Pursglove added.

About LIXTE Biotechnology Holdings, Inc.

LIXTE Biotechnology Holdings, Inc. is a clinical-stage pharmaceutical company focused on new targets for cancer drug development and developing and commercializing cancer therapies. LIXTE has demonstrated that its first-in-class lead clinical PP2A inhibitor, LB-100, is well-tolerated in cancer patients at doses associated with anti-cancer activity. Based on extensive published preclinical data (see www.lixte.com), LB-100 has the potential to significantly enhance chemotherapies and immunotherapies and improve outcomes for patients with cancer.

LIXTE’s lead compound, LB-100, is part of a pioneering effort in an entirely new field of cancer biology – activation lethality – that is advancing a new treatment paradigm. LIXTE’s new approach is covered by a comprehensive patent portfolio. Proof-of-concept clinical trials are currently in progress for Ovarian Clear Cell Carcinoma and Metastatic Colon Cancer. Additional information about LIXTE can be found at www.lixte.com.

Forward-Looking Statement Disclaimer

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future activities, including the continuing development of proprietary compounds, the planning, funding, coordination and potential results of clinical trials, the patent and legal costs to protect and maintain the Company’s intellectual property worldwide, and the Company’s ability to maintain compliance with Nasdaq’s continued listing requirements, are all forward-looking statements. These statements, also including but not limited to, pursuing a recurring revenue model through the Company’s acquired LiGHT system, are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology.

The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash resources, research results, competition from other similar businesses, and market and general economic factors.

Readers are urged to read the risk factors set forth in the Company’s filings with the United States Securities and Exchange Commission at https://www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information about LIXTE, contact:

info@lixte.com
General Phone: (631) 830-7092; Investor Phone: (888) 289-5533
or
PondelWilkinson Inc. Investor Relations pwinvestor@pondel.com
Roger Pondel: (310) 279-5965; Laurie Berman: (310) 279-5962